EXHIBIT 10.38
                                  -------------


March 1, 2002

Mr. Brian MacDonald
President and Chief Executive Officer
IVP Technology Corp.
2275 Lakeshore Blvd. West, Suite 401
Toronto, Ontario  M8V3Y3
Canada

Dear Brian:

This letter agreement (the "Agreement") confirms the terms of the agreement that we have reached in principal between IVP Technology Corp. ("IVP") and Danson Partners, LLC ("Danson Partners").

1.    RESPONSIBILITIES.
      ----------------

      (a) IVP hereby retains the services of Danson Partners to provide the functions customarily provided by an independent Financial Advisor of a company like IVP. Those functions are to include, but are not limited to, oversight of IVP's financial affairs as requested by IVP's President, strategic business and financial advice, assistance in the preparation of budgets and cash management, engaging on behalf of IVP and working with independent auditors in connection with the preparation and filing of IVP's quarterly and annual SEC filings, listing with internal accounting personnel, external SEC counsel (Clay Parker) and Cornell Capital on financing and SEC matters, the review and filing of the Registration Statement in association with the financing provided by Cornell Capital Partners, M&A advisory services in conjunction with identifying possible target companies and proposed acquisitions by IVP and the financing of such acquisitions, project management services, assistance in arranging bank and other institutional debt equity financing, and if necessary, arranging and attending meetings with various broker dealers and retail equity institutions. Danson Partners shall perform those services at the Company's office in Toronto or in New York City or at such other place or places as may be necessary or appropriate. Danson Partners shall commit the required number of hours during each month to perform its duties. Without limiting the foregoing, Danson Partners shall expend such resources, including the necessary time of its employees, as may be necessary or appropriate to perform the services contemplated by this agreement in a professional and competent manner.

      (b) IVP and the senior management of IVP shall cooperate with Danson Partners as it carries out its responsibilities under this agreement as shall Danson Partners with them. Without limiting the foregoing, the senior management of IVP shall respond promptly to all requests for information and assistance, which are reasonably requested by Danson Partners, as shall Danson Partners to management's requests.

2.    SERVICES OF WAYNE I. DANSON AND JEREMY C. NORTON.
      ------------------------------------------------

            Under the terms of this agreement Danson Partners shall make available the services of Wayne I. Danson (Wayne) and Jeremy C. Norton (Jeremy) to serve as Financial Advisors to IVP. In addition, Danson Partners, if deemed necessary and appropriate, will call upon the services of Gwenn Hornstein and other contracted professionals to provide financial advisory services to IVP.

3.    COMPENSATION.
      ------------

      (a) In consideration for the services provided by Danson Partners to IVP under this Agreement, IVP shall pay Danson Partners a monthly retainer of US $10,000, of which US $2,500, is payable in restricted shares of IVP. The cash retainer of US $7,500 is payable in advance on the first of each calendar month for the period from March 1, 2002 through February 1, 2003.

            All shares issued to Danson Partners under the terms of this agreement will carry piggyback registration rights.

      (b) The amount of restricted shares payable monthly to Danson Partners shall be determined by dividing the closing trading price of IVP's stock on the first business day of each month divided by US $2,500.

      (c) The parties hereby agree that the fees under Section 3(a) above shall be re-evaluated on the six month anniversary of the effective date of this Agreement, in order to take into effect the time commitment of Danson Partners and the results of Danson Partners' services to IVP. At such time, such fees under Section 3(a) above shall be increased or decreased as both parties mutually agree to. In addition, both parties shall determine the nature and/or the amount of any Incentive Fee that Danson Partners shall be entitled to.

4.    EXPENSES.
      ---------

      In addition to the compensation payable pursuant to Section 3 above, IVP shall pay or promptly reimburse Danson Partners for all out-of-pocket expenses, which are reasonably incurred by Danson Partners in connection with the performance of its duties, including (by way of example) all travel expenses. To the extent such travel related expenses exceed $1,000, at any time, such expenses shall be pre-approved either verbally or in writing by the President. Danson Partners shall be responsible for its own internal expenses including (by way of example) its employees' salaries and overhead expenses, and Danson Partners shall not have any right to be reimbursed for any of those expenses.



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5.    TERM AND TERMINATION.
      --------------------

      (a) This agreement is effective, as of March 1, 2002. Danson Partners shall provide the services identified in Section 1 above as the Financial Advisor of IVP, pursuant to this agreement for the period of twelve months from March 1, 2002 through February 28, 2003, with a review period scheduled for the six-month anniversary of this agreement. At such time on the discretion of both parties, time and commitment levels will be evaluated and if deemed necessary the retainer and agreement will be adjusted to accurately reflect the efforts of either party.

      (b) Danson Partners shall have the right to terminate those services at any time prior to February 28, 2003 if there is any default by IVP under this agreement (including without limitation any failure by IVP to pay when due any amounts which are payable by IVP under this agreement or any breach by IVP of Section 1(b) above) and that default continues for a period of 30 days after Danson Partners notifies IVP of that default.

      (c) IVP shall have the right to terminate those services for cause at any time prior to February 28, 2003 if there is any gross negligence or willful default by Danson Partners in providing any of the services under this agreement, in which case Danson Partners shall receive its compensation through the date of termination.

      (d) In addition to the provisions of section 5(c) above, IVP shall have the right in its sole discretion (without cause) to terminate the services of Danson Partners provided that notwithstanding such termination IVP shall (1) continue to pay the compensation that is required to be paid pursuant to section 3 above through the date that is one (1) month after the date of such termination, and (2) reimburse Danson Partners for all expenses contemplated by section 4 above for all work performed through the date of termination.

6.    INDEMNIFICATION.
      ---------------

      (a) OBLIGATION TO INDEMNIFY. IVP shall, to the fullest extent permitted by law, indemnify, defend and hold harmless each of Danson Partners and its employees (each of which is an "INDEMNITEE") from and against all costs, expenses (including attorneys' fees), judgments, fines, taxes, penalties and amounts paid in settlement actually incurred by the Indemnitee in connection with any threatened, pending or completed claim, action suit, proceeding or arbitration, whether civil, criminal, administrative or investigative, (any of which are referred to here as a "CLAIM") made or asserted (in whole or in part) by reason of the fact that the Indemnitee is the Financial Advisor of IVP or by reason of the fact that the Indemnitee serves or served in any capacity at the request of IVP with or for any other corporation, partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise (collectively, an "OTHER ENTITY"), and including without limitation any Claim which is by or in the name of IVP or any such Other Entity. The Indemnitee shall be presumed to be entitled to indemnification for any act or omission covered in this Section 6;


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

            the burden of proof of establishing that the Indemnitee is not entitled to indemnification for any reason shall be on IVP and must be demonstrated by clear and convincing evidence.

            IVP also agrees that none of the Indemnities shall have liability (whether direct or indirect in contract or tort or otherwise) to IVP or to any person claiming through IVP in connection with the engagement of Danson Partners pursuant to this letter agreement, or the services performed by Danson Partners in connection therewith, except for any liability for such losses, claims, damages or expenses incurred by IVP that result directly from Danson Partners gross negligence or willful misconduct under circumstances where Danson Partners' act or failure to act was not specifically requested or consented to by IVP. In no event, however, shall the liability of Danson Partners and the Indemnities to IVP in connection with any claim arising out of this engagement exceed the amount of fees actually received by Danson Partners hereunder.

      (b) ADVANCE OF EXPENSES. If there occurs any Claim against an Indemnitee which may give rise to a right of indemnification under this Agreement, IVP shall advance to that Indemnitee the amounts needed to pay the expenses (including legal fees) incurred by that Indemnitee in defending any such Claim in advance of the final disposition of that Claim. The Indemnitee's written certification, together with a copy of an expense statement paid or to be paid by the Indemnitee, shall constitute satisfactory evidence as to the amount of those expenses.

      (c) NOTICE OF CLAIM. An Indemnitee shall notify IVP in writing of any matter with respect to which that Indemnitee intends to seek indemnification under this Agreement as soon as reasonably practicable following the receipt by that Indemnitee of any written threat of that matter; provided, however, that the failure to so notify IVP shall not constitute a waiver by that Indemnitee of his or its rights under this Agreement.

      (d) SETTLEMENT. IVP shall not settle any action or claim in any manner which would impose any penalty, obligation or limitation on an Indemnitee without that Indemnitee's prior written consent. IVP shall not be liable to indemnify an Indemnitee under this Agreement for any amounts paid in settlement of any action or claim effected without IVP's prior written consent. Neither IVP nor any Indemnitee shall unreasonably withhold his or its consent to any proposed settlement.

      (e) NON-EXCLUSIVITY. The indemnification rights granted to each Indemnitee under this Agreement shall not be deemed exclusive of, or in limitation of, any other rights to which that Indemnitee may be entitled under applicable law against IVP, against any Other Entity, or under any directors and officers liability insurance policy (or other insurance policy) which may be procured by IVP or any Other Entity.

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


7.    INDEPENDENT CONTRACTOR.
      -----------------------

            Danson   Partners  is  an   independent   contractor   of  IVP.  IVP
            specifically acknowledges that Danson Partners is involved in a variety of business activities for its own account and for the account of clients other than IVP, and IVP agrees that Danson Partners may engage independently and with others in other business ventures, including without limitation providing consulting or other services for others and investing in other companies, businesses and assets. Nothing in this agreement shall be deemed to prohibit Danson Partners form engaging or investing in other businesses or activities and being compensated for that work, as long as those other activities and businesses do not interfere with or impair the services rendered by Danson Partners under this agreement.

                                   * * * * * *

I would appreciate if you could confirm these arrangements by signing and returning to me the enclosed copy of this letter, whereupon this letter will become a binding agreement between IVP and Danson Partners.

Very truly yours,

DANSON PARTNERS, LLC



By:   /s/ Wayne I. Danson
    -----------------------
      Wayne I. Danson
      Managing Director

ACCEPTED AND AGREED TO:

IVP TECHNOLOGY CORP.


By:   /s/ Brian MacDonald                                March 21/02
    -----------------------                        --------------------
      Brian MacDonald                              Date
      President and Chief Executive Officer


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